EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the use in this Registration Statement on Form S-2 of our report dated November 3, 2005 relating to the financial statements of CHS Inc. and subsidiaries, which appears in such Registration Statement and in CHS Inc. and subsidiaries’ Annual Report on Form 10-K for the year ended August 31, 2005, and our report dated November 3, 2005 relating to the financial statement schedule, which appears in CHS Inc. and subsidiaries’ Annual Report on Form 10-K for the year ended August 31, 2005. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota

November 29, 2005